EXHIBIT 99.1

Annual Statement as to Compliance

The undersigned, the duly appointed Controller and Treasurer, respectively, of Caterpillar Financial Services Corporation, are delivering this Officer’s Certificate pursuant to Section 4.10(a) of the Sale and Servicing Agreement dated as of May 1, 2004 (the “Sale and Servicing Agreement”) among Caterpillar Financial Asset Trust 2004-A, Caterpillar Financial Funding Corporation and Caterpillar Financial Services Corporation (the “Servicer”), and hereby certify to the Owner Trustee, the Indenture Trustee and the Rating Agencies that: (i) a review of the activities of the Servicer during the preceding period from the Closing Date to December 31, 2004 and of the Servicer’s performance under the Sale and Servicing Agreement has been made under our supervision; and (ii) to the best of our knowledge, based on such review, the Servicer has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout such year.

Dated: March 29, 2005	/s/ Steven R. Elsesser
Steven R. Elsesser
Controller

/s/ James A. Duensing
James A. Duensing
Treasurer